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CINEMARK USA, INC. AND SUBSIDIARIES                                   EXHIBIT 12
10K


COMPUTATION OF EARNINGS TO FIXED CHARGES

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

                                                    12 MOS ENDED          12 MOS ENDED       12 MOS ENDED
                                                    DEC. 31, 1999         DEC. 31, 1998      DEC. 31, 1997
                                                    -------------         -------------      -------------
COMPUTATION OF EARNINGS

REGISTRANT'S PRETAX INCOME FROM
  CONTINUING OPERATIONS                               7,711,789            22,476,984          25,690,013
CAPITALIZED INTEREST                                 (3,987,319)           (4,182,404)         (1,991,397)
                                                     ----------            ----------          ----------
TOTAL EARNINGS                                        3,724,470            18,294,580          23,698,616

COMPUTATION OF FIXED CHARGES

INTEREST EXPENSE                                     28,900,625            22,476,984          32,703,303
CAPITALIZED INTEREST                                  4,312,499             4,397,643           2,152,816
AMORTIZATION OF DEBT ISSUE COST & DEBT DISCOUNT      1,030,339               930,101             783,972
AMORTIZATION OF NEW DEBT DISCOUNT
INTEREST FACTOR ON RENT EXPENSE                      29,936,114            20,427,123          12,911,689
                                                     ----------            ----------          ----------

TOTAL FIXED CHARGES                                  64,179,577            48,231,851          48,551,780

TOTAL EARNINGS AND FIXED CHARGES                     67,904,047            66,526,431          72,250,396
                                                     ==========            ==========          ==========

RATIO OF EARNINGS TO FIXED CHARGES                         1.06                  1.38                1.49
                                                     ==========            ==========          ==========


                                                    12 MOS ENDED          12 MOS ENDED       12 MOS ENDED
                                                    DEC. 31, 1996         DEC. 31, 1995      DEC. 31, 1994
                                                    -------------         -------------      -------------

COMPUTATION OF EARNINGS

REGISTRANT'S PRETAX INCOME FROM
  CONTINUING OPERATIONS                              26,962,461            23,256,537          14,073,947
CAPITALIZED INTEREST                                 (3,865,246)           (1,726,155)           (560,185)
                                                     ----------            ----------          ----------
TOTAL EARNINGS                                       23,097,215            21,530,382          13,513,762

COMPUTATION OF FIXED CHARGES

INTEREST EXPENSE                                     19,551,655            18,549,833          18,133,438
CAPITALIZED INTEREST                                  3,928,454             1,745,720             565,610
AMORTIZATION OF DEBT ISSUE COST & DEBT DISCOUNT        824,743               824,014             783,515
AMORTIZATION OF NEW DEBT DISCOUNT
INTEREST FACTOR ON RENT EXPENSE                      11,468,682            10,291,069           9,866,567
                                                     ----------            ----------          ----------

TOTAL FIXED CHARGES                                  35,773,534            31,410,636          29,349,130

TOTAL EARNINGS AND FIXED CHARGES                     58,870,749            52,941,018          42,862,892
                                                     ==========            ==========          ==========

RATIO OF EARNINGS TO FIXED CHARGES                         1.65                  1.69                1.46
                                                     ==========            ==========          ==========
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